Exhibit 99(b)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC CONSOLIDATED,
A DEBTOR-IN-POSSESSION
CONSOLIDATED EBITDA RECONCILIATION
(millions of dollars)

	Nine Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014 (d)	2015	2014 (d)
Net loss	$(3,067)	$(376)	$(8,134)	$(376)
Income tax benefit	(816)	(163)	(2,564)	(163)
Interest expense and related charges	964	541	1,287	541
Depreciation and amortization	634	552	921	552
EBITDA	$(2,285)	$554	$(8,490)	$554
Amortization of nuclear fuel	118	69	145	69
Purchase accounting adjustments (a)	(14)	13	(10)	13
Impairment and write-down of other assets	2,054	30	6,963	30
Impairment of goodwill	1,400	—	3,000	—
EBITDA amount attributable to consolidated unrestricted subsidiaries	(23)	(10)	(29)	(10)
Unrealized net (gain) loss resulting from hedging transactions	(107)	146	(240)	146
Noncash realized gain on termination of natural gas hedging positions	—	(117)	—	(117)
Transition and business optimization costs	11	7	15	7
Reorganization items (b)	152	468	204	468
Restructuring and other	13	—	10	—
Expenses incurred to upgrade or expand a generation station (c)	78	20	100	20
Additional prescribed EBITDA (d)	—	360	—	660
Expenses related to unplanned generation station outages	(2)	37	40	37
Consolidated EBITDA	$1,395	$1,577	$1,708	$1,877
___________

(a)
Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, environmental credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel. Also include certain credits and gains on asset sales not recognized in net income due to purchase accounting.

(b)	Reorganization items includes expenses and income directly associated with the Chapter 11 Cases.

(c)	Expenses incurred to upgrade or expand a generation station represent noncapital outage costs.

(d)
In accordance with the TCEH DIP Facility agreement, nine and twelve months ended September 30, 2014 results are comprised of May through September 2014 actual results plus an additional prescribed consolidated EBITDA amount for fiscal quarters ended December 31, 2013 and March 31, 2014 and April 2014.